Exhibit 5.1

SECOND VOTING AGREEMENT

SECOND VOTING AGREEMENT, dated as of February 24, 2021 (this “Second Voting Agreement”), among Mark E. Jones (the “Mark Jones Holder”), Robyn Jones (the “Robyn Jones Holder”), P. Ryan Langston (the “Ryan Langston Holder”), Mark E. Jones, Jr. (the “Mark Jones, Jr. Holder”), The CP Descendants’ Trust, The Jones 2020 Irrevocable Trust, The Lanni Romney Spousal Lifetime Access Trust, The Lindy Langston Spousal Lifetime Access Trust, Nathan Romney, The Nathan Romney 2021 Family Trust, The Ryan Langston 2021 Family Trust and The SLJ Dynasty Trust (collectively with the Mark Jones Holder, the Robyn Jones Holder, the Ryan Langston Holder and the Mark Jones, Jr. Holder, the “Holders” and each, a “Holder”).

WHEREAS, Goosehead Insurance, Inc. (“Pubco”) completed an initial public offering (the “IPO”) of its Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and, pursuant to a reorganization agreement, immediately prior to the IPO, the Mark Jones Holder, the Robyn Jones Holder, the Ryan Langston Holder, the Mark Jones, Jr. Holder and certain other holders of equity in Goosehead Financial, LLC, a Delaware limited liability company (“Goosehead Financial”), received new units in Goosehead Financial and an equivalent number of shares of Class B Common Stock, par value $0.01 per share, of Pubco (the “Class B Common Stock,” and together with the Class A Common Stock, the “Shares”);

WHEREAS, certain holders of units of Goosehead Financial and Shares of Class B Common Stock entered into a voting agreement, dated as of May 1, 2018, as amended and restated on August 6, 2019 and again on June 12, 2020, and again on September 18, 2020 (as so amended and restated, the “First Voting Agreement”), in which they agreed to vote in the same manner as the Mark Jones Holder as set forth therein; and

WHEREAS, the Holders desire to effect an agreement that, consistent with the terms of the First Voting Agreement, the Holders will, as set forth below, agree to vote in the same manner as the Mark Jones Holder.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Voting Agreement; Grant of Proxy

Section 1.01. Voting Agreement. In connection with any meeting of the shareholders of Pubco or any written consent of shareholders of Pubco (each, a “Vote”), each Holder hereby agrees to vote or exercise its right to consent in the manner directed by the Mark Jones Holder in connection with any such Vote. If, for reasons of death, legal incapacity or any other cause, the Mark Jones Holder is unable to vote or exercise his right to vote, then each Holder agrees to vote or exercise its right to consent in the manner directed by the Robyn Jones Holder in connection with any such Vote. If, for reasons of death, legal incapacity or any other cause, the Mark Jones Holder and the Robyn Jones Holder are unable to vote or exercise their respective rights to vote, then each Holder agrees to vote or exercise its right to consent in the manner directed by both the Ryan Langston Holder and the Mark Jones, Jr. Holder in connection with any such Vote.

Section 1.02. Irrevocable Proxy. Each Holder hereby revokes any and all previous proxies granted with respect to the Shares held by it. By entering into this Second Voting Agreement, each Holder hereby grants a proxy appointing the Mark Jones Holder as such Holder’s attorney-in-fact and proxy, with full power of substitution, for and in such Holder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as the Mark Jones Holder or its proxy or substitute shall, in the Mark Jones Holder’s sole discretion, deem proper with respect to the Shares.

If for reasons of death, legal incapacity or any other cause, the Mark Jones Holder is unable to vote or exercise his right to vote, then each Holder hereby grants a proxy appointing the Robyn Jones Holder as such Holders’ attorney-in-fact and proxy, with full power of substitution, for and in such Holders’ name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as the Robyn Jones Holder or its proxy or substitute shall, in the Robyn Jones Holder’s sole discretion, deem proper with respect to the Shares.

If for reasons of death, legal incapacity or any other cause, the Mark Jones Holder and the Robyn Jones Holder are unable to vote or exercise their right to vote, then each Holder hereby grants a proxy appointing the Ryan Langston Holder and the Mark Jones, Jr. Holder as such Holder’s attorneys-in-fact and proxies, with full power of substitution, for and in such Holder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as the Ryan Langston Holder or Mark Jones, Jr. Holder or their proxies or substitutes shall, by joint agreement of the Ryan Langston Holder and Mark Jones, Jr. Holder’s, deem proper with respect to the Shares.

The proxies granted by each Holder pursuant to this Article 1 are irrevocable and indefinite in duration, and are granted in order to provide a mechanism for the orderly control of Pubco. The proxies granted by each Holder shall extend until the termination of this Second Voting Agreement with respect to such Holder in accordance with its terms, even if such period is in excess of three years.

ARTICLE 2
Representations and Warranties of the Holders

Section 2.01. Corporation Authorization. Each Holder that is not a natural person represents and warrants to each of the other Holders and Pubco that such Holder is validly organized and existing under the laws of its state of organization and has all requisite power and authority to execute and deliver this Second Voting Agreement, to perform fully its obligations hereunder and to consummate the transactions contemplated hereby, and that this Second Voting Agreement constitutes the valid and binding agreement of such Holder.

Section 2.02. Non-Contravention. Each Holder represents and warrants to each of the other Holders and Pubco that the execution, delivery and performance by such Holder of this Second Voting Agreement and the consummation of the transactions contemplated hereby do not and will not (1) contravene or conflict with, or constitute a violation of, any organizational documents of such Holder; (2) if such Holder is not a natural person, contravene or conflict with, or constitute a violation of, any material applicable law or any material agreement or order binding on such Holder; or (3) result in the imposition of any Lien (as defined below) on any asset of such Holder.

Section 2.03. Ownership of Shares. Each Holder represents and warrants to each of the other Holders and Pubco that such Holder is the record and beneficial owner of all of the Shares owned by them on the date hereof, any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever (collectively, “Liens”) and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), other than transfer restrictions under applicable securities laws. None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

ARTICLE 3
Miscellaneous

Section 3.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Second Voting Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Second Voting Agreement shall refer to this Second Voting Agreement as a whole and not to any particular provision of this Second Voting Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Second Voting Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Second Voting Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Second Voting Agreement. Any singular term in this Second Voting Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Second Voting Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person (as defined below) include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. For the purposes of this Second Voting Agreement, “Person” shall mean any natural person or any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust, estate, governmental entity or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

Section 3.02. Further Assurances. Each party to this Second Voting Agreement, at any time and from time to time upon the reasonable request of another party to this Second Voting Agreement, shall promptly execute and deliver, or cause to be executed and delivered, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to confirm or carry out the purposes and intent of this Second Voting Agreement.

Section 3.03. Expenses. All costs and expenses incurred in connection with this Second Voting Agreement shall be paid by the party incurring such cost or expense.

Section 3.04. Restrictions on Transfer.

(a)Each Holder agrees that it shall not directly or indirectly, sell, assign, transfer, exchange, gift, bequest, pledge, hypothecate or otherwise dispose of or encumber the legal or beneficial interest in, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law any Shares, or solicit any offers in respect of any of the foregoing (“Transfer”), any Shares, except in compliance with the terms and conditions of this Second Voting Agreement.

(b)Any attempt by any Holder to Transfer any Shares not in compliance with this Second Voting Agreement shall be null and void, and Pubco shall not, and shall cause any transfer agent not to, give any effect in Pubco’s register of members or branch register to such attempted Transfer.

(c)In addition to any other legend that may be required, each certificate (whether in book-entry form or otherwise) for Shares issued to any Holder shall bear a legend in substantially the following form:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AND VOTING AS SET FORTH IN THE REGISTRATION RIGHTS AGREEMENT DATED AS OF MAY 1, 2018 (INCLUDING ANY AMENDMENTS THERETO) AND THE SECOND VOTING AGREEMENT DATED AS OF FEBRUARY 24, 2021 (INCLUDING ANY AMENDMENTS THERETO), COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM GOOSEHEAD INSURANCE, INC. OR ANY SUCCESSOR THERETO.

(d)Without the written consent of whoever is entitled at such time to vote or consent under the proxy (as set forth in Article 1), no Holder shall Transfer any of its Shares. The foregoing restriction shall cease to apply to any transferee pursuant to a valid Transfer under this Second Voting Agreement unless such transferee is a party to this Second Voting Agreement or the First Voting Agreement or otherwise agrees to be bound by the restrictions set forth herein.

Section 3.05. Joinder. Holders of units of Goosehead Financial and Shares may agree in writing to be bound by the terms of this Second Voting Agreement by executing and delivering to whoever is entitled at such time to vote or consent under the proxy (as set forth in Article 1) a joinder in the form attached as Exhibit A hereto. Whoever is entitled at such time to vote or consent under the proxy (as set forth in Article 1) may require, as a condition to written consent to any Transfer to a transferee who is not a party to this Second Voting Agreement or the First Voting Agreement, that such transferee execute and deliver such joinder to such person.

Section 3.06. Governing Law. This Second Voting Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 3.07. Consent to Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Second Voting Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court, and that any cause of action arising out of this Second Voting Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 3.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS SECOND VOTING AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.09. Severability. The provisions of this Second Voting Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Second Voting Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Second Voting Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 3.10. Counterparts. This Second Voting Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 3.11. Entire Agreement. This Second Voting Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understanding, both oral and written, among the parties hereto with respect to the subject matter hereof.

Section 3.12. Amendments; Waiver. Any provision of this Second Voting Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Second Voting Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 3.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Second Voting Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Section 3.14. Termination. This Second Voting Agreement will automatically terminate and be of no force and effect with respect to each Holder if (a) the Mark Jones Holder, the Robyn Jones Holder, the Ryan Langston Holder, and the Mark Jones, Jr. Holder cease to hold any Shares or (b) whoever is entitled at such time to vote or consent under the proxy (as set forth in Article 1) terminates this Second Voting Agreement by written notice to each Holder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Second Voting Agreement to be duly executed as of the day and year first above written.

MARK E. JONES

By:	/s/ Mark E. Jones

ROBYN JONES

By:	/s/ Mark E. Jones
Name: Mark E. Jones
Title: Attorney-In-Fact

MARK E. JONES, JR.

By:	/s/ Mark E. Jones, Jr.

P. RYAN LANGSTON

By:	/s/ P. Ryan Langston

RYAN LANGSTON 2021 FAMILY TRUST

By:	/s/ P. Ryan Langston
Name: P. Ryan Langston
Title: Trustee

NATHAN ROMNEY 2021 FAMILY TRUST

By:	/s/ Nathan Romney
Name: Nathan Romney
Title: Trustee

[Signature Page to Second Voting Agreement]

LANNI ROMNEY SPOUSAL LIFETIME ACCESS TRUST

By:	/s/ Lanni Romney
Name: Lanni Romney
Title: Trustee

NATHAN ROMNEY

By:	/s/ Nathan Romney

LINDY LANGSTON SPOUSAL LIFETIME ACCESS TRUST

By:	/s/ Lindy Langston
Name: Lindy Langston
Title: Trustee

THE CP DESCENDANTS’ TRUST

By:	/s/ Mark E. Jones
Name: Mark E. Jones
Title: Trustee

By:	/s/ Mark E. Jones
Name: Mark E. Jones
Title: Attorney-In-Fact for Robyn Jones, Trustee

[Signature Page to Second Voting Agreement]

J.P. MORGAN TRUST COMPANY OF DELAWARE, TRUSTEE SLJ DYNASTY TRUST

By:	/s/ Ian Pavlekovich
Name: Ian Pavlekovich
Title: Trust Officer
JONES 2020 IRREVOCABLE TRUST

By:	/s/ Rachel Jones
Name: Rachel Jones
Title: Co-Trustee

By:	/s/ P. Ryan Langston
Name: P. Ryan Langston
Title: Co-Trustee

[Signature Page to Second Voting Agreement]

Exhibit A

FORM OF JOINDER TO SECOND VOTING AGREEMENT

THIS JOINDER TO SECOND VOTING AGREEMENT (this “Joinder Agreement”) is made as of [] [], 20[] by and between [Mark E. Jones]1 (the “Proxy Holder”), and [] (the “Joining Party”).

WHEREAS, the Proxy Holder and certain other holders of units of Goosehead Financial and Shares of Class B Common Stock entered into a second voting agreement, dated as of February 24, 2021 (as amended from time to time, the “Second Voting Agreement”), in which they agreed to vote in the same manner as the Mark Jones Holder (or its proxy or substitute) as set forth therein; and

WHEREAS, the Joining Party desires to become a party to, and to join in the rights and obligations of the “Holders” under the Second Voting Agreement.

NOW THEREFORE, in consideration of the mutual promises herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Joinder to Voting Agreement.  By execution of this Joinder Agreement, (a) the Joining Party shall become party to the Second Voting Agreement, be considered a “Holder” for all purposes under the Second Voting Agreement and have all of the rights and obligations of a “Holder” under the Second Voting Agreement, and (b) all Shares over which such Joining Party has voting power shall be considered “Shares” for all purposes under the Second Voting Agreement, and be subject to all of the obligations and restrictions set forth in the Voting Agreement.

Section 2. Counterparts.  This Joinder Agreement may be executed (including by facsimile transmission) with counterpart pages or in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

Section 3. Definitions. Capitalized terms used but not otherwise defined in this Joinder Agreement have the meanings set forth in the Second Voting Agreement.

[SIGNATURE PAGE FOLLOWS]

1 [If Mark E. Jones is not the person entitled to vote or consent under the proxy set forth in Article 1 of the Second Voting Agreement at the time of execution of the Joinder Agreement, replace with Robyn Jones or P. Ryan Langston and Mark E. Jones, as the case may be.]

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as of the date first written above.

PROXY HOLDER

By:

JOINING PARTY

By:
Name:
Title:

[Signature Page to Joinder Agreement]